Exhibit 99.1

CONTACT: Phil Franklin,

Vice President, Operations Support and CFO (773) 628-0810

LITTELFUSE UPDATES GUIDANCE FOR FIRST QUARTER

CHICAGO, April 10, 2013 – Littelfuse, Inc. (NASDAQ:LFUS) today announced revised guidance for the first quarter of 2013 as follows:

●	Sales for the first quarter of 2013 are now expected to be approximately $171 million compared to previous guidance of $158 to $168 million.

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On a GAAP basis, the company now expects first quarter 2013 earnings of $0.63 to $0.66 per diluted share. This includes a non-cash charge of approximately $10.7 million pre-tax ($0.29 per share after tax) to write off the remaining equity investment and loan balance for Shocking Technologies, which is in Chapter 7 bankruptcy. The previous guidance, which called for earnings in the range of $0.75 to $0.88 per diluted share, did not include this charge.

“After a relatively weak finish to 2012, all three of our businesses grew sales in the first quarter of 2013,” said Gordon Hunter, Chief Executive Officer. “The higher sales combined with solid operational execution contributed to improved operating margin for the quarter.”

No conference call will be held in conjunction with this guidance revision. Littelfuse is scheduled to release financial results for the first quarter on Tuesday, April 30, 2013.

About Littelfuse

Founded in 1927, Littelfuse, Inc., the worldwide leader in circuit protection, offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 30 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia.

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Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays (SPA®); Switching Thyristors; TVS Diodes and Varistors. The company also offers a comprehensive line of highly reliable Electromechanical and Electronic Switch and Control Devices for commercial and specialty vehicles and Sensors for automobile safety systems, as well as Protection Relays and underground Power Distribution Centers for the safe control and distribution of electricity.

For more information, please visit the Littelfuse website: littelfuse.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 29, 2012. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 29, 2012.

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